EXHIBIT 99.1

VARSITY GROUP INC. REPORTS RECORD THIRD QUARTER
AND PROJECTS RECORD FISCAL YEAR

Washington, D.C., November 4, 2003 – Varsity Group Inc. (OTCBB: VSTY.OB) today reported record financial results for the third quarter of 2003 highlighted by a net profit of $3.8 million, a 78% increase from the net profit of $2.1 million recorded for the third quarter of 2002. Revenue increased 49% to $21.5 million from $14.4 million for the three months ended September 30, 2003 and September 30, 2002, respectively.

Basic net profit per share was $0.23 and diluted net profit per share was $0.22 in the third quarter of 2003 (on 16.5 and 17.5 million shares, respectively) compared to a basic and diluted net profit of $0.13 per share (on 16.1 and 17.0 million shares, respectively) in the third quarter of 2002.

“This quarter’s record results demonstrate the strength of the eduPartners business model and our ability to rapidly and profitably expand our business,” said Eric Kuhn, Chairman and Chief Executive Officer of Varsity Group Inc. “Through eduPartners, we successfully served over 200 educational institutions this back-to-school season, providing them with the best service in the textbook industry. Based upon our success expanding our network of schools and the strength of our financial performance this quarter, we will deliver record earnings for our fiscal year ending December 31, 2003.”

“We look toward the future with tremendous optimism about the market opportunity and our ability to continue to scale our business, accelerate the growth of our eduPartners franchise and create shareholder value. We will continue to explore opportunities to leverage the portfolio of assets we have developed including a rapidly growing base of school and individual customers, considerable cash reserves and a strong balance sheet.”

Separately, the Company announced that on November 4, 2003, the Company purchased 175,000 previously issued and outstanding shares of Varsity Group Inc. Common Stock from two officers of the Company.

ABOUT VARSITY GROUP INC.
Varsity Group Inc. is a leading provider of online bookstore solutions for educational institutions. Founded in 1997 as VarsityBooks.com, the company pioneered selling new college textbooks over the Internet. Building on its textbook expertise, Varsity Group offers educational institutions the opportunity to outsource textbook procurement operations by utilizing eduPartners, its e-commerce solution for schools.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group’s business that are not historical facts are “Forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

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Contact:
Jack Benson
Chief Financial Officer
jack.benson@varsity-group.com
202-667-3400

VARSITY GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

Net sales:
Product	$13,291	$19,628	$14,312	$21,149
Shipping	1,091	1,837	1,207	2,055

Total net sales	14,382	21,465	15,519	23,204

Operating expenses:
Cost of books	9,037	13,274	9,726	14,337
Cost of shipping	812	1,147	901	1,279
Marketing and sales	1,534	2,488	2,113	3,251
Product development	70	61	148	180
General and administrative	750	687	1,418	1,397
Tax related benefit	—	—	—	(515)
Non-cash compensation	100	48	313	179

Total operating expenses	12,303	17,705	14,619	20,108

Profit from operations	2,079	3,760	900	3,096

Other income, net:
Interest income	71	52	239	184
Other income	(2)	1	253	1

Other income, net	69	53	492	185

Net income	$2,148	$3,813	$1,392	$3,281

Net income per share:
Basic	$0.13	$0.23	$0.09	$0.20

Diluted	$0.13	$0.22	$0.09	$0.19

Weighted average shares:
Basic	16,116,916	16,515,833	16,069,410	16,411,702

Diluted	16,971,310	17,467,293	16,354,208	17,418,442

VARSITY GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

ASSETS

		September 30, 2003
	December 31, 2002
		(unaudited)
Current assets:
Cash and cash equivalents	$16,950	$19,064
Short-term investments	1,500	—
Accounts receivable, net of allowance of doubtful accounts of $13 at December 31, 2002 and at September 30, 2003	263	3,267
Other current assets	297	818

Total current assets	19,010	23,149
Fixed assets, net	41	126
Other assets	23	23

Total assets	$19,074	$23,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$203	$576
Other accrued expenses and other current liabilities	573	1,080
Taxes payable	1,286	925

Total current liabilities	2,062	2,581
Long-term liabilities	—	—

Total liabilities	2,062	2,581

Stockholders’ equity:
Preferred stock: $.0001 par value, 20,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2002 and September 30, 2003	—	—
Common stock: $.0001 par value, 60,000,000 shares authorized, 17,098,666 and 17,474,471 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	2	2
Additional paid-in capital	87,638	87,883
Deferred compensation	(254)	(75)
Accumulated deficit	(69,800)	(66,519)
Treasury Stock, $.0001 par value, 957,063 shares at December 31, 2002 and September 30, 2003	(574)	(574)

Total stockholders’ equity	17,012	20,717

Total liabilities and stockholders’ equity	$19,074	$23,298